EXHIBIT 10.3

Portions of this document have been omitted
pursuant to a request for confidential treatment.  The
omitted portions are marked ***** and have been
filed separately with the Commission.

December 8, 2010

Mr. Glen Laville
General Manager
Water and Sewerage Corporation
87 Thompson Blvd.
P.O. Box N-3905
Nassau, Bahamas

SUBJECT TO CONTRACT

Dear Glen,

RE:	Proposal to Expand the Blue Hills Seawater Desalination Plant, New Providence, Bahamas

Thank you for considering Consolidated Water Bahamas Ltd. (CWCO) to further assist the Water and Sewerage Corporation (WSC). We understand the sense-of-urgency with the water supply situation and have compiled a staged solution that we are confident will satisfy your requirements.  Additionally, the CWCO solution provides additional water supply in close proximity to the island’s main demand area, thereby possibly reducing non-revenue water (NRW) over an alternate supply significantly removed from the main demand area.

The Consolidated Water Bahamas solution will resolve the Arawak Cay barging problem with an additional 6.0-MIGD production at the Blue Hills facility.  2.7-MIGD of the 6.0-MIGD will replace the Arawak Cay barging operation.  * * * * *.  The immediate benefit to WSC of a Blue Hills expansion is to eliminate the need to relocate the Arawak Cay facility.  The associated savings are estimated to be $7,000,000.00.  The WSC water rate will also be reduced resulting in the savings estimated in the table below.

WSC Water Savings

* * * * *

Executive Offices, P.O. Box 1114, Grand Cayman, KY1-1102, Cayman Islands, T: (345) 945-4277, F (345) 949-2957, Email: info@cwco.com

CONFIDENTIAL

Portions of this document have been omitted
pursuant to a request for confidential treatment.  The
omitted portions are marked ***** and have been
filed separately with the Commission.

* * * * *

This proposal is subject to finalization in the form of a suitable amendment to the existing New Providence Seawater Reverse Osmosis Plant Contract dated May 2005 (“the Original Contract”). Please consider the information within this proposal confidential.

Subject to execution of a suitable amendment to the Original Contract, that incorporates an extension of the term to at least twenty
(20) years from the end of the existing contract term, Consolidated Water is prepared to provide the Corporation with additional desalinated water on the following terms and conditions;

Consolidated Water scope of supply includes;

1.
Within eight (8) months of contract amendment execution and the Corporation’s written Authorization to Proceed, design, procure, fabricate, ship, assemble, install and commission a modification of and expansion to the existing Blue Hills seawater reverse osmosis desalination plant. The total capacity of the plant will become 12.0 million Imperial gallons of water per day, with a daily guaranteed delivery to WSC of 10.3 million Imperial gallons of water per day (or 10.0 million Imperial gallons of water per day, with a daily guaranteed delivery to WSC of 8.5 million Imperial gallons of water per day depending on the selected Expanded Plant size). The expansion shall be comprised of the existing plant, plus additional desalination units, seawater extraction wells, brine injection wells, and product transfer system (“the Expanded Plant”). The product transfer system shall include all tanks, pumps and associated pipe work up to the existing tariff meter, plus an upgraded product transfer pipeline between the tariff meter and the Corporation’s reservoirs. The product transfer system would not include any additional reservoirs. The Expanded Plant will be enclosed in a suitably constructed building that meets all local building codes;

Deliver water with a chloride content of less than 250 mg/l. The water quality parameters and the post-treatment system of the Expanded Plant would include pH adjustment and chlorination only.

2.	Finance the design and construction of the Plant Expansion for twenty (20) years;

3.	Operate and maintain the Expanded Plant, and shall meet all costs of and associated with its operation and maintenance;

Executive Offices, P.O. Box 1114, Grand Cayman, KY1-1102, Cayman Islands, T: (345) 945-4277, F (345) 949-2957, Email: info@cwco.com

CONFIDENTIAL

4.
Provide all chemicals, filters, replacement membrane elements, replacement parts and other consumables for the Plant, and maintain an adequate supply of spare parts to ensure the reliable operation of the Expanded Plant;

5.
Make every effort to supply the demand of the Customer at all times up to the design capacity of the expanded plant, and shall guarantee to provide not less than 72.1 million Imp. gallons (or 59.5 million IG depending on the selected size of the Expanded Plant) of water to the Customer each and every week during the term of the extended agreement;

The Water and Sewerage Corporation scope of supply includes;

1.
Provide all Bahamas government licenses, permits and other approvals relating to the Expanded Plant for the proposed land use, abstraction of seawater from the ground, injection of concentrated brine into the ground, and operation of the Expanded Plant;

2.
Provide a site, acceptable to Consolidated Water, for the seawater extraction wells and brine injection wells. The feed water extraction boreholes and brine injection boreholes shall be no farther than 350 ft. from the Expanded Plant;

3.	Provide a site, acceptable to Consolidated Water, for the Expanded Plant no farther than 200 ft. from the existing Blue Hills plant;

4.	Pay all customs import duties (if any) on materials and equipment imported into the Bahamas and used to construct and operate the Expanded Plant throughout the term of the extended agreement;

5.	Pay all invoices issued by Consolidated Water after commissioning of the Expanded Plant in accordance to the new unit rate.

Additional Conditions

1.	Consolidated Water has not provided in this price for a Construction Performance Bond during the construction period of the Expanded Plant;

2.	Diesel engine emissions from the Expanded Plant would be the same as those agreed for the Blue Hills Plant, and not as per the Original Contract;

Executive Offices, P.O. Box 1114, Grand Cayman, KY1-1102, Cayman Islands, T: (345) 945-4277, F (345) 949-2957, Email: info@cwco.com

CONFIDENTIAL

3.
The unit rate below does not include an additional environmental assessment of the site for the expanded operation. If these additional works were required, we reserve the right to adjust our proposed rates to reflect those additional costs.

This proposal is valid for 90 days, after which period we reserve the right to adjust the rates to reflect any changes in our costs.

I look forward to meeting with you in Nassau on Tuesday December 7th, 2010 to discuss the details and execution of this proposal.  Please do not hesitate to contact me before Tuesday if you have any questions. I believe that Consolidated Water has demonstrated the very highest level of commitment to the Corporation and to the Bahamas over the past thirteen years, and I hope that you will find this proposal acceptable.

I look forward to talking with you soon.

Yours sincerely,

/s/ Brent Brodie

Brent Brodie
Director of Sales & Marketing

Executive Offices, P.O. Box 1114, Grand Cayman, KY1-1102, Cayman Islands, T: (345) 945-4277, F (345) 949-2957, Email: info@cwco.com

CONFIDENTIAL